Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 21, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.040754 per unit, payable on August 14, 2017, to unit holders of record on July 31, 2017.

This month’s distribution decreased from the previous month due to a decline in oil and gas production for the Waddell Ranch properties. Pricing for oil slightly declined offset by a slight increase in the pricing of gas for the Waddell Ranch properties. The Texas Royalty Properties had a slight increase in oil and gas production as well as an increase in the pricing of oil production. This was offset by a decrease in the pricing of gas.

Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year. However, additional expense will be incurred bringing the Tubb McKnight Water Station back on line of approximately $1,228,000 (gross) to the entire project of working interest owners. It is not clear at this time as to what the cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 53,903 barrels of oil and 323,454 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 13,498 barrels of oil and 99,929 Mcf of gas. The average price for oil was $44.74 per bbl and for gas was $3.09 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas. Also, the previously mentioned prior period adjustments affected the net barrels and Mcfs allocated to the trust for this month.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,410,228. Deducted from these would be the Lease Operating Expense (LOE) of $1,901,654, taxes of $119,824, and Capital Expenditures (CAPEX) of $174,067 totaling $2,195,545 resulting in a Net Profit of $1,214,683 for the month of June. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $911,012 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	53,903	323,454	13,498	99,929	*	$44.74	$3.09	**
Texas Royalties	24,880	28,880	23,636	27,436	*	$45.55	$4.68	**

Prior Month
Waddell Ranch	52,641	327,112	18,668	118,274	*	$47.23	$3.00	**
Texas Royalties	24,397	26,249	23,177	24,937	*	$44.15	$5.43	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 24,880 barrels of oil and 28,880 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 23,636 barrels of oil and 27,436 Mcf of gas. The average price for oil was $45.55 per bbl and for gas was $4.68 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,268,478. Deducted from these would be taxes of $176,594 resulting in a Net Profit of $1,091,884 for the month of June. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,037,290 to this month’s distribution.

General and Administrative Expenses deducted for the month were $49,810 resulting in a distribution of $1,899,531 to 46,608,796 units outstanding, or $0.040754 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:	Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839